Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
October 31, 2018		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
SECOND QUARTER FISCAL 2019 RESULTS

Minneapolis, MN, October 31, 2018 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three months ended September 30, 2018, its second quarter of fiscal 2019.

•	Produced sales of $145.3 million, an increase of 16% from $125.4 million from a year ago, with double-digit year-over-year growth in each of our three reporting segments.

•
Achieved operating income of $10.8 million, an increase of 17% over the second quarter of the prior year as a result of organic growth; net income of $7.4 million, a 42% increase over the second quarter of the prior year; and, EBITDA of $16.8 million, a 10.5% increase over the second quarter of the prior year.

•
Reported diluted earnings per share (EPS) of $0.69 for the current quarter, as compared to $0.49 for the same period of the prior year, and record second quarter year-to-date EPS of $1.54, an increase of 48% over the same period of the prior year.

•	Generated $24.9 million in operating cash flow in the first half of fiscal 2019, a $20.4 million year-over-year improvement.

•	Made total debt payments of $15 million in the second quarter, resulting in total outstanding debt of $86 million and a total cash flow leverage ratio of 1.54x.

“We are pleased to report our second quarter with strong organic double-digit revenue growth. Revenue in all three of our operating segments grew by double digits in the second quarter, driven by strategic investments we made in the businesses over the past couple of years,” said Patrick Hawkins, Chief Executive Officer and President. "In our Industrial segment, the growth came from increased sales across a number of specialty product lines, as well as our ability to pass on raw material cost increases in a stabilizing market. The growth in our Water Treatment segment resulted from increased sales across several product lines in the majority of the geographic markets we serve as well as favorable weather conditions. In our Health and Nutrition segment, revenue increases were fueled by strong sales of distributed specialty products, resulting from opportunities with newer and existing products and customers. We import only a limited number of products from China, so the impact of recent tariffs has been minimal."

For the second quarter of fiscal 2019, sales increased 16% to $145.3 million from the prior year. Industrial segment sales were $69.4 million, an increase of $10.7 million, or 18%, from the same period of the prior year. Sales dollars increased compared to a year ago due to increased volumes, in particular certain specialty products that carry higher per-unit selling prices, as well as increased selling prices on certain products as a result of increased raw material costs. Water Treatment segment sales were $42.7 million for the most recent quarter, an increase of $4.5 million, or 12%, from the same period of the prior year, as a result of increased sales volumes across many product lines. Health and Nutrition segment sales were $33.2 million, an increase of $4.7 million, or 17%, from the same period of the prior year.

Company-wide gross profit for the second quarter of fiscal 2019 was $25.8 million, or 18% of sales, an increase of $1.7 million from $24.1 million, or 19% of sales, for the same period of the prior year. As a result of projected year-end raw material cost and on-hand quantity estimates, the LIFO reserve increased and gross profits decreased by $0.1 million during the three months ended September 30, 2018 and by $0.2 million in same period of the prior year. Industrial segment gross profit was $8.3 million, or 12% of sales, for the quarter, compared to $8.3 million, or 14% of sales, for the same period of the prior year. In spite of increased sales, gross profit was flat compared to the prior year, due in large part to an increase in operational overhead costs, primarily as a result of unplanned repair and maintenance costs. Gross profit was also negatively impacted by rising fuel costs and other increased transportation costs through rate increases implemented by some of our carriers. In addition, gross profit as a percentage of sales decreased as a result of higher selling prices due to increased raw material costs. Water Treatment segment gross profit was $11.7 million, or 27% of sales, for the three months ended September 30, 2018, an increase of $0.7 million compared to $11.0 million, or 29% of sales, for the same period of the prior year. Gross profit in the Water Treatment segment increased as a result of higher sales compared to a year ago, offset in part by an increase in certain variable operating costs and higher transportation costs, partially due to rising fuel costs. Health and Nutrition segment gross profit increased $1.0 million to $5.7 million, or 17% of sales, for the second quarter of fiscal 2019 compared to $4.8 million, or 17% of sales, for the same period of the prior year. Gross profit in the Health and Nutrition segment increased as a result of the combined impact of higher sales and lower operating costs compared to the same period a year ago.

Company-wide SG&A expenses increased $0.1 million to $14.9 million, or 10% of sales, for the second quarter of fiscal 2019, compared to $14.8 million, or 12% of sales, for the same period of the prior year. The slight increase in SG&A costs was due to increases in certain variable expenses, largely offset by cost decreases resulting from management’s efforts to control costs.

Our effective income tax rate was 26.6% for the three months ended September 30, 2018 compared to 38.5% for the three months ended October 1, 2017. The decrease in our effective tax rate was due to the lower federal rate as a result of the Tax Cuts and Jobs Act of 2017. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of EBITDA is presented below. EBITDA for the three months ended September 30, 2018 was $16.8 million, an increase of $1.6 million, or 10%, from EBITDA of $15.2 million for the same period in the prior year. The increase was due to the combined impact of improved gross profit in all of our operating segments.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Because EBITDA is an important performance indicator and a key compliance measure under our credit agreement, we are providing this financial measure which is not computed according to GAAP. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.

EBITDA	Three Months Ended		Six Months Ended
(In thousands)	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Net Income (GAAP)	$7,409	$5,210	$16,532	$11,041
Interest expense, net	733	816	1,669	1,566
Income tax expense	2,689	3,261	6,108	6,913
Amortization of intangibles	1,405	1,427	2,810	2,856
Depreciation expense	4,093	4,092	8,195	8,494
Non-cash compensation expense	514	438	984	847
EBITDA	$16,843	$15,244	$36,298	$31,717

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to maintain and integrate the acquired business, changes in competition and price pressure as a result of the pending acquisition or changes to our business resulting from the completed acquisition, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our pretax income in future periods, changes in federal and state tax laws and interpretations, and our ability to consummate and successfully integrate other future acquisitions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 1, 2018, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

HAWKINS, INC. REPORTS
SECOND QUARTER, FISCAL 2019 RESULTS

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017
Sales	$145,324	$125,395	$295,124	$259,126
Cost of sales	(119,552)	(101,280)	(240,895)	(209,012)
Gross profit	25,772	24,115	54,229	50,114
Selling, general and administrative expenses	(14,941)	(14,828)	(29,920)	(30,594)
Operating income	10,831	9,287	24,309	19,520
Interest expense, net	(733)	(816)	(1,669)	(1,566)
Income before income taxes	10,098	8,471	22,640	17,954
Income tax expense	(2,689)	(3,261)	(6,108)	(6,913)
Net income	$7,409	$5,210	$16,532	$11,041

Weighted average number of shares outstanding - basic	10,675,833	10,605,629	10,662,210	10,594,309
Weighted average number of shares outstanding - diluted	10,719,059	10,650,585	10,714,381	10,641,731

Basic earnings per share	$0.69	$0.49	$1.55	$1.04
Diluted earnings per share	$0.69	$0.49	$1.54	$1.04

Cash dividends declared per common share	$0.225	$0.440	$0.225	$0.440